                               PLEDGE AGREEMENT


          This Pledge Agreement entered into by Dura Automotive Systems, Inc., a Delaware corporation ("PLEDGOR"), is dated as of August 31, 1994.

1.   SECURITY INTEREST.

          1.1 Grant of Security Interest. Pledgor hereby grants to Continental Bank, as agent ("AGENT") for the benefit of itself, the Co-Agents, and the Lenders a continuing security interest in the following:

          a. the shares of capital stock listed on Exhibit A attached hereto (the "PLEDGED STOCK"); and

          b. any proceeds of the Pledged Stock of whatever kind or nature, any stock, any dividend or other distribution and any other right or property which Pledgor shall receive or shall become entitled to receive for any reason whatsoever in respect of, in addition to, in substitution for, or in exchange for any shares of the Pledged Stock, whether in connection with any reorganization, recapitalization, reclassification, increase or reduction of capital or otherwise, and any stock, any right to receive stock and any right to receive earnings in respect of the Pledged Stock, in which Pledgor now has or hereafter acquires any right (all of the foregoing are collectively referred to as the "STOCK RIGHTS").

The Pledged Stock and the Stock Rights, including all proceeds of each, are collectively referred to as the "COLLATERAL." The security interest in the Collateral granted pursuant to this Section 1 is granted to secure payment and performance of all now-existing and future obligations and indebtedness of Pledgor to Agent, the Co-Agents and the Lenders of every kind and description, direct or indirect, absolute or contingent, whether arising under any written or oral agreement, or by operation of law or otherwise, including without limitation any obligations under the Credit Agreement of even date herewith among Pledgor, the various financial institutions as are or may become parties thereto (the "LENDERS"), The Bank of Nova Scotia, Comerica Bank and Chase Manhattan Bank, as co-agents (collectively, the "CO-AGENTS") and Agent, as amended and supplemented (the "AGREEMENT") (collectively called "OBLIGATIONS"). The security interest granted pursuant to this Section 1 shall be a first security interest in the Collateral.

          1.2 Delivery of Certificates. Concurrently with the execution of this Pledge Agreement, Pledgor shall cause all of the certificates representing the Pledged Stock to be delivered to Agent (endorsed in guaranty in favor of the Agent if required by applicable law), together with appropriate stock powers duly executed in blank, for the purposes of (i) perfecting the security interest granted pursuant to
Section 1.1 and (ii) permitting Agent to exercise all of the rights and remedies with respect to the Collateral provided in this Pledge Agreement and under applicable law.

          1.3 Other Perfection Requirements. Pledgor shall cause (i) an entry to be made in the Stock Register of Dura de Mexico S.A. de C.V evidencing the creation of the security interest in the Pledged Stock granted herein and (ii) if requested by the Agent a notice of the creation of the security interest in the Pledged Stock granted herein to be sent to any governmental authority or public registry of Mexico, each in form and substance satisfactory to Agent and its counsel.

2.   REPRESENTATIONS AND WARRANTIES.

          Pledgor represents and warrants to Agent that:

          2.1 Conflicting Laws and Contracts. None of the execution and delivery of this Pledge Agreement, the creation and perfection of the security interest granted pursuant to Section 1.1, or compliance by Pledgor with the terms and provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Pledgor or (ii) the provisions of any indenture, instrument or agreement to which Pledgor is a party or is subject, or by which it or its property is bound, or conflict with or constitute a default thereunder, except for such violations and conflicts which would not have a material adverse effect on Pledgor.

          2.2  No Default. No event of default under this Agreement exists.

          2.3 Ownership. Pledgor is the direct and beneficial owner of each share of the Pledged Stock.

          2.4 Liens. Each share of the Pledged Stock is owned by Pledgor free and clear of any security interest, pledge, lien or encumbrance other than the security interest granted pursuant to Section 1.1.

3.   COVENANTS.

          From the date of this Pledge Agreement, and thereafter until this Pledge Agreement is terminated pursuant to Section 5.10,

          3.1  Pledgor shall

        3.1.1 Delivery of Certain Items. Hold in trust for Agent upon receipt and immediately thereafter deliver to Agent any cash, stock certificate, instrument or document evidencing or constituting Collateral, together with stock powers duly executed by Pledgor in blank and such other instruments and documents as Agent shall request.

        3.1.2 Taxes. Pay when due all taxes, assessments and governmental charges and levies upon the Collateral.

        3.1.3 Financing Statements and Other Actions. Execute and deliver to Agent all stock powers, financing statements and other documents and do such other things from time to time requested by Agent or as required under the laws of any applicable jurisdiction including those of Mexico, in order to maintain the security interest granted pursuant to Section 1.1 as a first perfected security interest and to effect a transfer of the Collateral, or any part thereof.

        3.1.4 Reports. Furnish to Agent such reports relating to the Collateral as Agent shall reasonably request from time to time.

          3.2  Pledgor shall not

        3.2.1 Liens. Create, incur or suffer to exist any security interest, lien, encumbrance or pledge on or of the Collateral except the security interest granted pursuant to Section 1.1.

        3.2.2 Disposition of Collateral. Sell or otherwise dispose of all or any part of the Collateral or grant to any person any option or other right with respect to any of the Collateral.

        3.2.3 Changes in Capital Structure of Issuer. Permit or suffer any issuer of the Pledged Stock (an "ISSUER") to dissolve, liquidate, retire any of its capital stock, reduce its capital, merge or consolidate with any other entity or transfer any of its assets out of the ordinary course of its business, or vote any of the Pledged Stock in favor of any of the foregoing.

        3.2.4 Issuance of Additional Stock. Permit or suffer any Issuer to issue any capital stock, any option, warrant or other right to subscribe for or purchase any capital stock or right to receive earnings, or any security convertible into capital stock or any right to receive earnings.

        3.2.5 Amendments to By-Laws. Permit or suffer any Issuer, including Dura Mexico, to amend its By-Laws without the prior written consent of Agent.

4.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES.

          4.1 Occurrence of Default. All Obligations shall become immediately due and payable without notice or demand upon the occurrence of an "EVENT OF DEFAULT" under the Agreement.

          4.2 Rights and Remedies. Upon the occurrence of any such Event of Default and at any time during the continuance thereof, Agent may, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and whether or not the Obligations or any portion thereof become due and payable

        4.2.1 Exercise any or all of the rights set forth in Section 4.2 and any or all other rights and remedies provided in this Pledge Agreement or in the "LOAN DOCUMENTS" (as defined in the Agreement).

        4.2.2 Sell, give options to purchase, contract to sell or otherwise dispose of all of the Collateral or any part thereof and all right, title and interest of Pledgor therein at public auction or private sale in accordance with the applicable laws of the State of Illinois. Such sale may be made for such price as Agent may deem appropriate. Agent or its nominee may become the purchaser at such sale.

        4.2.3 Exercise any or all other rights and remedies provided (i) in the Illinois Uniform Commercial Code to a secured party when a debtor is in default under a security agreement and (ii) by any other applicable law.

          4.3 Exercise of Rights in Pledged Stock. Unless such an Event of Default shall have occurred and is continuing, Pledgor shall be entitled to exercise all voting and corporate rights relating to the Collateral. During the continuance of any such Event of Default, Agent may, at any time and from time to time, exercise all voting and corporate rights relating to the Collateral, including, without limitation, the right to exchange any or all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Issuer and any other exchange, conversion, subscription or other rights, privileges or options pertaining to the Collateral, all without liability to Pledgor except to account for property actually received by it.

          4.4 Notice of Disposition of Pledged Stock. Notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made shall be reasonable if given to Pledgor, addressed as set forth in the Agreement, at least five (5) days prior to any such public sale or the time after which any such private sale or other disposition may be made.

          4.5 Application of Proceeds. All proceeds of the sale or other disposition of the Collateral shall be applied first, to the payment of the costs and expenses incurred in connection with such sale or other disposition pursuant to this Pledge Agreement, and second, to the payment of the Obligations. Any surplus remaining after payment in full of the Obligations shall be returned to Pledgor, unless otherwise delivered as required by law.

          4.6 Expenses as Additional Obligations. If Agent elects, following the occurrence of an Event of Default, to exercise any of the remedies provided for in this Pledge Agreement, there shall be included as part of the Obligations attorneys' fees, expenditures which may be paid or incurred by or on behalf of Agent for publication and advertising costs, transfer taxes, and any other costs and expenses incurred or paid in connection with any sale, transfer or foreclosure of the Collateral.

5.   GENERAL PROVISIONS.

          5.1 Special Collateral Account. All cash received by Agent pursuant to Section 3.1.1, or otherwise with respect to the Collateral, shall be deposited in a special collateral account with a financial institution and shall be held as further security for the payment of the Obligations. Pledgor shall not have any control whatsoever over said special collateral account. If any Event of Default occurs, Agent may apply any part of the credit balance in said special collateral account to the payment of the Obligations, whether or not the Obligations shall be then due.

          5.2 Registration of Pledged Stock. At the option of Agent, any registrable Collateral may at any time be registered in the name of Agent or its nominee, for the benefit of itself, the Co-Agents and the Lenders.

          5.3 Care of Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if it takes such action for that purpose as Pledgor requests in writing, but failure of Agent to comply with such request shall not, of itself be deemed a failure to exercise reasonable care, and no failure of Agent to preserve or protect any rights with respect to the preservation of such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Pledgor, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

          5.4 Definition of Certain Terms. Terms defined in the Illinois Uniform Commercial Code which are not otherwise defined in this Pledge Agreement are used in this Pledge Agreement as defined in the Illinois Uniform Commercial Code as in effect on the date hereof.

          5.5 Benefit of Agreement. The terms and provisions of this Pledge Agreement shall be binding upon, and shall inure to the benefit of Pledgor, Agent, the Co-Agents and the Lenders and their respective successors and assigns.

          5.6 Survival of Representations. All representations and warranties of Pledgor contained in this Pledge Agreement shall survive the execution and delivery of this Pledge Agreement and the delivery of the Pledged Stock.

          5.7 Choice of Law. This Pledge Agreement shall be construed in accordance with the laws of the State of Illinois applicable to contracts made and performed wholly in Illinois.

          5.8 Headings. Section headings in this Pledge Agreement are for convenience of reference only, and shall not govern the interpretation or construction of any of the terms and provisions of this Pledge Agreement.

          5.9 Entire Agreement. This Pledge Agreement embodies the entire agreement and understanding between Pledgor and Agent and supersedes all prior agreements and understandings between Pledgor and Agent relating to the subject matter thereof.

          5.10 Termination. This Pledge Agreement shall continue in effect until no Obligations shall be outstanding and the Agreement has been terminated, whereupon this Pledge Agreement shall automatically terminate. Upon such termination Agent shall return to Pledgor all Collateral not theretofore disposed of or applied to satisfy the Obligations together with such stock powers or other instruments as may be necessary to transfer record ownership of any such Collateral from Agent or its nominee to Pledgor.

          5.11 Severability. The provisions of this Pledge Agreement are severable and if any clause or provision thereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall attach only to such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Pledge Agreement in any jurisdiction.

          IN WITNESS WHEREOF, Pledgor and Agent have executed this Pledge Agreement as of the date first above written.

                           DURA AUTOMOTIVE SYSTEMS, INC.


                           By /s/ Robert Hibbs
                             -----------------------------
                              Its Vice President
                                 -------------------------


AGREED TO AND ACCEPTED this
31st day of August, 1994.

CONTINENTAL BANK, as Agent


By /s/ Robert A. Pierce
  ----------------------------
   Its Vice President
      ------------------------

STATE OF ILLINOIS       )
                        )        SS.
COUNTY OF COOK          )

          The foregoing Pledge Agreement was executed and acknowledged before me this 31st day of August, 1994, by Robert Hibbs personally known to me to be the Vice President of Dura Automotive Systems, Inc., a Delaware corporation, on behalf of such corporation.

                                              /s/ Ruth Ann Payton
                                              -------------------------------
                                                         Notary Public

                                              My Commission Expires:

           (SEAL)                             Oct. 10, 1994
                                              -------------------------------
    "Official Seal" -
    RUTH ANN PAYTON
    Notary Public, State of Illinois
    My Commission Expires Oct. 10, 1994